Exhibit 99.(p)(37)

WEDGE CAPITAL MANAGEMENT L.L.P.
MEMO

DATE:	2/21/2017

TO:	ALL WEDGE PARTNERS AND EMPLOYEES

FROM:	JL

RE:	CODE OF ETHICS

Attached is the most recent Code of Ethics and Standards of Professional Conduct statement from the CFA Institute.  The Code and Standards, along with WEDGE’s Insider Trading Policy, Personal Security Trading Policy, Privacy Policy, Political Contributions Policy, and Gifts and Entertainment Policy, and portions of the Personnel Handbook collectively embody the WEDGE Code of Ethics.  All employees and partners of the firm are expected to abide by the WEDGE Code of Ethics.

Any possible or potential violations of the Code of Ethics should be brought to the attention of the compliance department.

CFA Institute Code of Ethics and Standards of Professional Conduct

PREAMBLE
The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession.  Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS
Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:
•
Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.
•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and theprofession.
•	Promote the integrity and viability of the global capital markets for the ultimate benefit of society.
•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s  independence and objectivity.

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

© 2014 CFA Institute
www.cfainstitute.org

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.
1. When Members and Candidates are in an advisory relationship with a client, they must:
a. Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.
b. Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.
c. Judge the suitability of investments in the context of the client’s total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:
1. The information concerns illegal activities on the part of the client or prospective client,
2. Disclosure is required by law, or
3. The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

A. Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A. Diligence and Reasonable Basis. Members and Candidates must:
1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members and Candidates must:
1. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.
3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. Conduct as Participants in CFA Institute Programs. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.

B. Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

WEDGE Capital Management L.L.P.
Insider Trading Policy
Revised: March 2014

1.	Overview:
WEDGE Capital Management L.L.P. forbids any Associate from trading, either personally or on behalf of others, while in possession of Material Nonpublic Information and from communicating Material Nonpublic Information to others.  This conduct is frequently referred to as Insider trading.  WEDGE's policy applies to every Associate and pertains to activities both within and outside of their duties at WEDGE.  Please see a compliance officer with any questions.

Insider trading includes, but is not limited to, the following types of actions:
▪	Trading by an Insider, while in possession of Material Nonpublic Information
▪
Trading by a non-Insider, while in possession of Material Nonpublic Information, where the information either was disclosed to the non-Insider in violation of an Insider's duty to keep it confidential or was Misappropriated

▪	Communicating Material Nonpublic Information to others (a.k.a. Tipping)

Insider trading and Tipping violate the federal securities laws if the trading or Tipping of the information results in a breach of confidence or trust.  Liability for Insider trading could involve a breach of confidence or trust to a client, an employer, employees, or a personal acquaintance.  In addition, an Outsider may be liable for Insider trading under the Misappropriation Theory.

Every Associate of WEDGE must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

2.	Definitions:
A.	Associate: Any partner or employee of WEDGE.

B.
Insider:  An Insider is someone who is privy to information that has not yet been released to the public.  The concept of being an Insider is broad; it includes officers, directors, and employees of a company.  A person can be a "temporary Insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A “temporary Insider” can include, among others, a company's attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations.  WEDGE may become a “temporary Insider” of a client.  According to the Supreme Court, a company must expect the Outsider to keep the disclosed Nonpublic Information confidential and the relationship must at least imply such a duty before the Outsider will be considered an Insider.

C.
Material Information:  Trading on Nonpublic Information is not a basis for liability unless the information is Material.  Material Information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information one should consider Material includes, but is not limited to:

▪	Earnings information (reports or projections, favorable or unfavorable) and changes in previously released earnings estimates
▪	Events regarding the issuer’s securities (e.g. dividend changes, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits)
▪	Significant merger or acquisition proposals/agreements, tender offers, joint ventures, changes in assets

▪	New products or discoveries, or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract)
▪	Changes in control or in management
▪	Changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report
▪	Major litigation
▪	Liquidation problems

Material Information does not have to relate to a company's business or be disclosed by a corporate Insider.  For example, the knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security could be considered Material Nonpublic Information.

D.
Misappropriation Theory:   Under the Misappropriation Theory, a person may be found guilty of securities fraud if he/she breaches a duty of trust or confidence to anyone by obtaining information improperly or by using information obtained properly for an improper purpose.

E.
Nonpublic Information:  Information is Nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, appearing on the internet, Bloomberg, in The Wall Street Journal, or other publications of general circulation would be considered public.

F.	Outsider: An Outsider is someone who is not privy to information that is yet to be released to the public.

G.	Tipping: The act of communicating Material Nonpublic Information to an Outsider.

3.	Penalties for Insider Trading
Penalties for trading on or communicating Material Nonpublic Information are severe; both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

▪	Civil injunctions
▪	Treble damages
▪	Disgorgement of profits
▪	Jail sentences
▪	Monetary fines that could exceed the profit gained or the loss avoided (regardless of whether the person benefited)

In addition, any violation of this policy statement will result in serious sanctions by WEDGE, which could include dismissal of the persons involved.  Please see WEDGE’s Disciplinary Policy.
4.	Identifying Insider Information
The following questions are listed to aid Associates in avoiding Insider trading, and to aid WEDGE in preventing, detecting, and imposing sanctions against Insider trading.

If you think you may have Insider information about a company, ask yourself the following questions before recommending the security for WEDGE clients, requesting approval for a personal trade, or communicating the information to others.
▪	Is the information Material?
▪	Would an investor consider the information important in making his or her investment decisions?
▪	Would the information substantially affect the market price of the securities if known by investors?

▪	Is the information Nonpublic?
▪	Who has this information?
▪	Does the marketplace have the information (filed with the SEC, published in The Wall Street Journal, on the internet, Bloomberg, or other publications of general circulation)?

Immediately notify the chief compliance officer (CCO) or a member of the Management Committee if you believe that the information you have is Material and Nonpublic or if you have doubt as to whether the information is Material and Nonpublic.  Do not share the information with other persons either within or outside WEDGE.  Instructions to either prohibit or allow trading and communications will be provided after a review is conducted by the CCO and/or Management Committee.
5.	Prevention of Insider Trading
WEDGE will discuss the current Insider Trading policy at the annual Compliance Meeting, for which attendance, or review and signed acknowledgement of the presentation, is required.
When WEDGE determines an Associate has Material Non-public Information, a compliance Associate will block the security from trading in the order management system (Checkfree’s APL.)  The Associate with the information will be reminded that he/she may not trade for him/herself on the information and may not communicate the information to others.  Compliance will add the security to the Restricted Securities List (see appendix 1) and will refer to this list when approving/disapproving personal security trading requests.
On occasion, WEDGE may receive information from an issuer or their agent subsequent to signing a confidentiality or restricted trading agreement.  The decision to enter into such an agreement will be made by a group consisting of the covering analyst, the lead product analyst, and the Management Committee.

6.	Detection of Insider Trading
The Personal Security Trading Policy will help detect instances of Insider trading by requiring Associates to disclose all accounts in which they have a beneficial interest or investment control, obtain pre-approval of certain trades, and provide duplicate confirmations and account statements for those accounts.  For more information, please see the Personal Security Trading Policy.  The Material Employee Relationships Affirmation and the on-going review of e-mails will assist compliance in detecting Insider trading.

7.	Reports to Management Committee
A written report to the Management Committee providing full details and recommendations for further action will be prepared for any violations of this policy.

Appendix 1

WEDGE Capital Management L.L.P.

Restricted Securities List / Confidentiality  Agreements

Security	Ticker	Restriction Begin Date	Restriction Lifted Date	Reason for Inclusion on Restricted List

ABC Corp	ABC	5/30/2008	6/5/2008	Signed a confidentiality agreement on 5/30/08 for a call to take place on 6/1/08. As of the call date WEDGE has Material Nonpublic Information. A press release is expected on 6/3/08.

WEDGE Capital Management L.L.P.
Personal Security Trading Policy
Effective October 1, 2002
(Revised November 2017)

I.	Introduction
This Policy is part of WEDGE’s Code of Ethics and is designed to uphold our fiduciary duty to our clients.  In conducting business and carrying out the provisions of the Policy, WEDGE associates shall:

A.	Place the interests of our clients first at all times
B.	Conduct personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility
C.	Not take inappropriate advantage of their positions
D.	Maintain confidentiality of information concerning WEDGE trading activity, except when disclosure is required on a professional basis
E.	Comply with all applicable federal securities laws

II.	General Provisions
A.	Associates are required to acknowledge receipt of the Code of Ethics, and all amendments thereof, in writing.
B.	Associates are required to report any violations of the Code of Ethics promptly to the compliance department.
C.	Associates are discouraged from short-term trading (generally defined as holding a security for less than 30 calendar days).
D.	No associate or his/her spouse is permitted to be a director of a public company without prior Management Committee approval.

Doubtful situations should be resolved in favor of WEDGE’s clients.  Technical compliance with the Policy’s procedures will not automatically insulate transactions from scrutiny if there is an indication of abuse of fiduciary responsibility.

III.	Definitions
A.
Access Persons – All supervised persons (i.) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii.) who are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic.

B.
Beneficial Interest– The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

An associate is presumed to have a Beneficial Interest in the following:
1.	Securities owned individually or jointly
2.	Securities owned by Immediate Family members who reside in the associate’s household
3.	Securities in which Immediate Family members, who reside in the associate’s household, exercise Investment Control

C.
Schwab Compliance Technologies (SCT) – SCT is the automated compliance system used by WEDGE to collect, report and monitor associate’s trades, gifts, entertainment and political contributions, and track affirmations and disclosures.

D.
Direct Obligations of the Government of the United States – Securities backed by the full faith and credit of the Unites States government.  These include direct obligations of the federal government (e.g. Treasuries) and securities issued by agencies of the U.S. government which are guaranteed by the full faith and credit of the U.S. government (e.g. GNMA’s).

E.
High Quality Short-Term Debt – Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

F.
Immediate Family – Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws.  Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the compliance department determines could lead to possible conflicts of interest or appearances of impropriety such as a live-in partner who shares your household and combines his/her financial resources in a manner similar to that of married persons.

G.	Investment Control – An associate is deemed to have Investment Control in all accounts in which he or she has authority to place a trade or is an investment decision-maker.

H.
Reportable Account* – Any account that holds or is capable of holding any securities (not just reportable securities) in which an associate has Investment Control or Beneficial Interest. WEDGE health savings accounts are excluded from this definition and do not require disclosure.

I.
Reportable Fund-  Any fund for which WEDGE serves as an investment adviser as defined in Section 2(a)(2) of the Investment Company Act of 1940 or any fund whose investment adviser or principal underwriter controls WEDGE, is controlled by WEDGE, or is under common control with WEDGE.

J.	Reportable Security * – Any security in which an associate has Investment Control or Beneficial Interest except a security specifically exempted by Rule 204A-1 of the Act.

Exempted securities include:
1.	Direct obligations of the government of the United States
2.	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements
3.	Shares issued by money market funds
4.	Securities effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan
5.	Shares issued by open-end funds other than Reportable Funds
6.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

K.
Security – The term “security” includes any stock, bond, investment contract or limited partnership interest, any option on a security, index, or currency, any warrant or right to subscribe to or otherwise acquire any security, and any other instrument as defined by Section 202(a)(18) of the Investment Advisers Act (the “Act”).

*Any uncertainty regarding a Reportable Account or Reportable Security should be brought to the attention of the compliance department.

IV.	Individuals Covered by the Policy
All WEDGE associates are considered Access Persons and are required to abide by the Policy.

V.	Reporting Requirements
A.	Initial Holdings Disclosure
All new associates must complete the Annual Holdings Disclosure and Brokerage Account Disclosure in SCT to report all Reportable Accounts and reportable securities held as of the associate’s start date or as of a date no more than 45 calendar days prior to joining WEDGE.  These disclosures must be submitted to the compliance department within 10 calendar days of the associate’s start date.

B.	Annual Holdings Disclosure
By January 30th of each year, all associates must complete the Annual Holdings Disclosure and Brokerage Account Disclosure in SCT to report all Reportable Accounts and reportable securities held as of December 31 of the prior year.

C.	Duplicate Confirmations and Statements
To comply with the reporting requirements of the Act and facilitate the review process, associates must arrange for an electronic feed of their investment account to SCT to be set-up (for applicable brokers only), or for the direct mailing of all Reportable Account statements, and trade confirmations thereof, to the following address:

WEDGE Capital Management L.L.P.
Compliance - FBO (insert name)
301 S. College Street, Suite 3800
Charlotte, NC  28202-6002

A form letter, which can be used for the purpose of requesting duplicates, is located in the WEDGE Policies Manual.  Please see a member of the compliance group for further information on setting up an electronic feed.

In the event confirmations and statements cannot be sent directly to WEDGE or received electronically, all confirmations and statements for Reportable Accounts must be up-loaded to SCT no later than 30 days following the end of each quarter.  An exception to this may be for WEDGE sponsored retirement accounts through Allerus Financial in which the associate can only hold fund options selected by the WEDGE 401(k) trustees.  Fund options selected by the trustees may only be Non-Reportable Funds and may not conflict with client trades.  However, these securities must still be reported annually as part of the Annual Holdings Disclosure.

D.	New or Closed Accounts
Associates must disclose to the compliance department when a Reportable Account has been opened or closed within 30 days of the end of the quarter in which the account was opened or closed.  The Brokerage Account Disclosure, which is part of the Quarterly Affirmation in SCT, should be used for this purpose.

E.	Quarterly Affirmation
On a quarterly basis, all associates must complete the Quarterly Affirmation in SCT in which they provide certain attestations relating to the Code of Ethics, including trading activity and account changes during the quarter.  Responses are due no later than the 30th day of the month following the end of each calendar quarter.

VI.	Pre-clearance of Personal Securities Transactions
A.	Securities Requiring Pre-clearance
Associates are required to receive authorization from the compliance department before trading common stocks, options on common stocks, securities convertible to common stocks, taxable bonds, and private placements in accounts in which the associate has sole or shared Investment Control.

B.	Pre-clearance Exemptions
The following types of security transactions are exempt from pre-clearance:
1.	Securities obtained through an automatic dividend reinvestment plan
2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class
3.	Securities transacted through a merger, spin-off, split or corporate action
4.	Transactions in securities not listed in section VI. A., such as mutual funds or exchange traded funds.

C.	Pre-clearance Process
1.
The associate wishing to place a trade in a Reportable Account should first determine if the trade requires pre-clearance by reviewing section VI.A.  If required, the associate must complete a pre-clearance request in SCT.  A member of the compliance department will approve or deny the request.  In no event will anyone be allowed to approve/deny his or her own request.  If the trade is approved, it should be executed on the proposed trade date as designated on the request.

2.
If the trade is not approved, the compliance member will deny the request and send the associate an explanation.  If the associate disagrees with the denial, he or she may complete a new request and must obtain approval from two members of the compliance department.  The original denied request should be presented with the new request.

3.	An analyst’s absence from the office will not preclude a personal trade from being approved. However, the analyst’s absence should be noted on the preclearance request by the approver.

VII.	Blackout Periods

Note:  These restrictions do not apply to rebalance transactions in which fewer than half of WEDGE’s designated accounts are involved.

A.	Trades Subject to Same-Day Blackout Period
Associates are not allowed to trade a personal security on the same day that WEDGE trades the same security for its clients.

B.	Trades Subject to Five-Day Blackout Period
1.	Associates are not allowed to buy a security that WEDGE anticipates buying for its clients within the next five business days.

2.	Associates are not allowed to buy a security that WEDGE has sold for its clients within the last five business days.

3.	Associates are not allowed to sell a security that WEDGE anticipates selling for its clients within the next five business days.

4.	Associates are not allowed to sell a security that WEDGE has bought for its clients within the last five business days.

C.	Trades Subject to Indefinite Blackout Period
Associates are not allowed to trade stocks on the Restricted Stock List as referenced in the Insider Trading Policy.

D.	Blackout Exceptions
1.	Quantitative Portfolio Stocks
Stocks, and related convertibles and options, held in WEDGE clients’ Enhanced Core, Small-Mid Cap Value QVM, and Large Cap Value QVM accounts may be bought or sold on any day except the day the applicable model is rebalanced, or trades are pending execution as a result of a model rebalance, and that rebalance involves more than half of WEDGE’s designated accounts.

2.	Initial Public Offerings
Purchases of any shares in an IPO are prohibited if the security is equity or a security convertible into equity.

3.	Gifts of Securities
An associate may gift a security that is held in WEDGE clients’ accounts to a nonprofit organization (charitable, educational, religious, etc.), provided that the associate making the gift retains no beneficial interest.  Approval will be granted only if there are no pending trade orders or orders anticipated in the next five business days for the security.  The organization to which the gift is being made should be clearly identified on the request.  A confirmation is not required to be matched with the request.

VIII.	Options

A.
A request must be approved prior to the purchase of an option on common stock and prior to the option being exercised, liquidated or rolled into a new strike price or expiration date.  A request does not need to be completed when an option position expires unexercised.

B.	Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small, International or Micro Cap portfolios.

C.	If an analyst has an option position on a stock he or she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

D.
If an associate, other than the analyst recommending a stock purchase for WEDGE clients, has an option position on a stock recommended for purchase for WEDGE clients, the associate is frozen in that option position until five business days after the stock purchase is complete.  After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date.  If the option expiration date occurs during the blackout period, the associate may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

IX.	Securities Convertible to Common Stock
Securities convertible to common stock will be treated the same as common stock for the purposes of this Policy.

X.	Asset Classes
Personal trades in an asset class (e.g. fixed income, common stock) will be evaluated within that asset class and without regard to client positions held in other asset classes of the same issuer.

XI.	Review Procedures

A.	Personal Trade Confirmation Review
A compliance associate will review pre-clearance requests in SCT to ensure they are properly matched to a trade confirmation.  A compliance associate will also review and initial all hard copy trade confirmations that are not automatically received in SCT.

B.	Quarterly Affirmation and Annual Holdings Review
The compliance department will distribute, collect, and review quarterly affirmations and Annual Holdings Disclosures.  Any Policy violations noted during these reviews will be reported to the Management Committee.

C.	Violations
Any technical violations with an inconsequential impact on WEDGE clients will be discussed with the individual at fault with the goal of achieving strict adherence to the Policy.  Any matters of a more severe nature must be brought before the CCO, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation.  Freezing of personal trading, disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

D.	Internal Audit and Supervision
The Policy will be reviewed by the compliance department annually to determine if any revisions are necessary.  Periodic reviews will be conducted to test Policy compliance and all findings and any actions taken will be reported to the Management Committee.

WEDGE Capital Management L.L.P.
Privacy Policy
Effective: June 1, 2001
Revised: January 2015

1.	Purpose
Regulation S-P, adopted by the Securities and Exchange Commission and promulgated under section 504 of the Gramm-Leach-Bliley Act, requires all Financial Institutions to provide Consumers with a notice of their privacy policies and practices and to not disclose Nonpublic Personal Information unless certain circumstances are met.  This policy is designed to address Regulation S-P as well as the privacy of WEDGE’s Institutional Clients, proprietary information, and Associates.  This policy is also a part of WEDGE’s Code of Ethics.

2.	Definitions
A.	Associate - Any partner or employee of WEDGE.

B.
Consumer - A WEDGE client who is a natural person (and his or her legal representative) who obtains financial products or services that are to be used primarily for personal, family, or household purposes from a Financial Institution.  (Regulation S-P applies to Consumers.)

C.	Financial Institution - Any institution that engages in activities that are financial in nature. Entities include banks, broker-dealers, investment companies, and SEC registered investment advisers.

D.
Institutional Client - A WEDGE client that is a company, public fund, pension fund, trust, partnership, or any other type of client that is not a natural person (even if the entity is set up for the benefit a natural person).

Note:  While Institutional Clients are not covered in Regulation S-P, WEDGE applies the same level of confidentiality as provided for Consumers; however, privacy notices are not provided nor required.  WEDGE may use the Institutional Client’s name in WEDGE’s Representative Client List unless specifically prohibited by the client.

E.
Nonpublic Personal Information (“NPI”) - Personally Identifiable Financial Information and any list, description or other grouping of Consumers, Institutional Clients, or Prospects (and publicly available information about them) that is derived using any Personally Identifiable Financial Information.

F.	Personally Identifiable Financial Information (“PIFI”) – Any information about a Consumer, Institutional Client, or Prospect that:
•	is provided to a Financial Institution in order to obtain a financial product or service (e.g. information provided to enter into an investment advisory agreement),
•	is a result of a transaction between the parties (e.g. account balances, securities positions, or payment history), OR
•	a Financial Institution otherwise obtains in connection with providing financial products or services.
This may include information that may not generally be considered financial such as name, address, social security number, telephone number and email address.

G.	Prospect - Any potential client (either Institutional or Consumer) seeking to obtain financial products or services from a Financial Institution.

Note:  Regulation S-P only applies to natural persons (defined above as Consumers).  Trusts, partnerships, corporations, foundations, and employee benefit plans are exempt as these entities are not natural persons, even though they benefit a natural person.

3.	Notices
A.	Initial Privacy Notice
WEDGE provides Consumers with a clear and conspicuous notice that reflects the privacy policies at or before account inception (defined as the funding of the account) and on an annual basis thereafter.  Notices are not required for Prospects who fail to engage WEDGE as an investment adviser.

WEDGE may deliver the initial privacy notice within a reasonable time after account inception if the provision of the notice would substantially delay the Consumer’s transaction and the Consumer agrees to receive the notice at a later time.

B.	Annual Privacy Notice
WEDGE provides a clear and conspicuous notice to Consumers that accurately reflects WEDGE’s privacy policies and practices not less than annually during the continuation of the relationship.  Annually means at least once in any period of 12 consecutive months during which the relationship exists.  WEDGE will provide the annual notice within 45 days of each calendar year end.

C.	Information Required in the Privacy Notice
WEDGE’s privacy notices shall include each of the following (as applicable):
•	The categories of personal information collected
•	The categories of personal information disclosed
•	The categories of affiliated and nonaffiliated third parties to whom personal information may be disclosed
•	Policies with respect to disclosure of information relating to former clients
•	The categories of personal information disclosed to service providers and parties engaged in direct marketing
•	An explanation of the Consumer’s right to opt out of the disclosure of personal information to nonaffiliated third parties
•	Certain disclosures made under the Fair Credit Reporting Act
•	Policies with respect to protecting the confidentiality and security of personal information

Note:  WEDGE is not obligated to provide more than one notice to joint accountholders.  A single notice provided initially and annually thereafter will suffice.  Please see Attachment I for WEDGE’s privacy notice provided at account inception and annually thereafter.

4.	Delivery of Notices
WEDGE provides all notices required by Regulation S-P such that each Consumer can reasonably be expected to receive the actual notice in writing or, if agreed to, electronically.  Reasonable delivery consists of the following:
•	Hand deliver a printed copy of the notice
•	Via electronic mail
•	Mail a printed copy of the notice to the last known address

5.	Third Party Agreements
In order for WEDGE to provide investment management services to Consumers and Institutional Clients, in limited instances NPI will be disclosed to vendors and independent contractors that perform services for WEDGE.  This is disclosed in WEDGE’s privacy notice.

All existing and future contracts with third parties, with whom NPI will be shared, must include adequate privacy language.  This language should state that the service provider may become privy to NPI of WEDGE Consumers and Institutional Clients, WEDGE Associates, and/or proprietary WEDGE information, and that all information is to be treated as confidential and not disclosed to third parties, except as required by law or to carry out the purposes for which it was disclosed.  Compliance will review the adequacy of the privacy language in all new third party agreements as necessary.  Compliance will also obtain and review the third party’s cyber security policy should they have one in place.   A separate Third Party Privacy Agreement (Attachment II) must be signed by all independent contractors as well as any third parties that have an agreement which does not contain adequate privacy language.

6.	Proprietary Information
While employed at WEDGE, Associates will become privy to proprietary WEDGE information (e.g. organizational, models, trade transaction data, etc.)  Associates may not share any information which could reasonably be deemed to be proprietary WEDGE information.

7.	Discussions with Media
Discussions with media are discouraged and should be limited to comments regarding broad economic issues or sectors.  Discussions involving specific securities are prohibited unless specifically approved by the Management Committee.

8.	Associate Privacy
WEDGE collects personal information from Associates including, but not limited to, social security numbers, personal phone numbers, address history, and investment account information.  The personal information of current and former Associates of WEDGE is treated as confidential and, when necessary, disposed of properly.

9.	Internal Control Procedures
The following safeguards have been implemented to protect the NPI of all Prospects, Consumers, Institutional Clients, and former clients (both Consumer and Institutional), as well as WEDGE Associates and WEDGE proprietary information.

A.	Associates
•	New Associates must review WEDGE’s Privacy and Cybersecurity Policies and sign an acknowledgement of their review, understanding, and duty to adhere to the policy.
•	All current Associates are required to sign an annual acknowledgement that they have read, abided by, and will continue to abide by all WEDGE policies, including the Code of Ethics.
•
Associates may not provide Consumer or Institutional Client data via telephone, email, or any other written or oral means, unless they have identified the third party as a WEDGE client, a fiduciary representative of the client, or a party requiring the information to complete a transaction for a client such as a broker-dealer or a custodian.

B.	Physical Safeguards
•	All Consumer and Institutional Client files must be returned to the file cabinets at the end of each working day. These files will not be left in offices or on top of file cabinets overnight.
•	Main entrance doors are locked except during business hours. Side doors are only accessible with a key. After-hours access is maintained by an ID card or key entry.
•	WEDGE is located in a secure building, with 24 hour security, that requires an ID badge or visitor pass in order to access the elevators.
•	Visitors to WEDGE are accompanied by a WEDGE Associate at all times and are not given unsupervised access to Consumer or Institutional Client records and information.
•
Documents that are not required to be maintained, consistent with WEDGE’s Record Retention Policy, are shredded by a third party shredding company.  Documents that are permitted to be kept off-site are stored at a secure third party facility.

C.	Electronic Safeguards
See the WEDGE Cybersecurity Policy

D.	Miscellaneous Safeguards
•	Third party contracts must be reviewed by compliance for adequate privacy language.
•	All physical, electronic, and other safeguards applied to existing Consumer and Institutional Client information will be equally applied to the information of past clients as well as WEDGE Associates.
•	WEDGE’s Privacy Policy is reviewed annually to assess the adequacy of the policy, determine compliance with Regulation S-P, and identify any new potential hazards or threats.
•	WEDGE does not collect or disburse any personal information through the firm’s website. An exception may be an Associate information site, which is password protected.
•	The provisions of this policy are discussed in an annual compliance meeting, for which attendance, or review and assigned acknowledgement of the presentation, is required.
•	The compliance department is responsible for the maintenance and review of WEDGE’s Privacy Policy and will report any violations, shortfalls, and recommended amendments to the Management Committee.

Attachment I
[FIRM LETTERHEAD]

CLIENT PRIVACY STATEMENT

Privacy Commitment:
The relationship between WEDGE Capital Management L.L.P. and our clients is the most important asset of our firm.  We strive to maintain your trust and confidence, an essential element of which is our commitment to protect your personal information to the best of our ability.  We will not disclose your personal information to anyone unless it is a) required by law; b) at your direction; or c) necessary to provide you with our services.  We have not sold and will not sell your personal information to anyone.  This notice explains our collection, use and safeguarding of your information

How WEDGE Gathers Information:
WEDGE Capital Management L.L.P. collects and maintains your personal information in order to provide investment management services to you.  The types and categories of information we collect and maintain about you include:
•	Information we receive from you to open an account or provide investment advice to you (such as your home address, telephone number, social security number and financial information)
•	Information that we generate to service your account (such as trade tickets and account statements)
•	Information that we may receive from third parties with respect to your account (such as trade confirmations from brokerage firms and account statements from your custodian)
•	Information from public sources

Sharing Information with Nonaffiliated Third Parties:
In order for us to provide investment management services to you, we must disclose your personal information in very limited instances, which include:
•	Disclosures to companies – subject to strict confidentiality agreements – that perform services on our behalf
•	Disclosures to companies as necessary to service your account (such as providing account information to brokers and custodians)
•	Disclosures required by law
•	If you authorize disclosure of the information
•	Disclosures to help us prevent fraud

How We Protect Your Personal Information:
To fulfill our privacy commitment at WEDGE Capital Management L.L.P., we have instituted firm-wide practices to safeguard the information that we maintain about you.
•	We have adopted policies and procedures that set forth physical, electronic, and other safeguards to protect your personal information.
•	We educate and train our employees to be knowledgeable about our privacy practices.
•	We require all third parties that perform services for us to agree in writing to keep your information strictly confidential.
•	We protect information about our former clients to the same extent as our current clients.

Opt Out Provision:
If at any time in the future, it is necessary to disclose any client nonpublic personal information in a way that is inconsistent with this policy, we will give our clients advance notice of the proposed disclosure so that they will have the opportunity to opt out of such disclosure.

Other Information:
We reserve the right to change this Privacy Notice.  The examples contained within this Notice are illustrations and they are not intended to be exclusive.  If you have any questions about our Privacy Policy, please contact WEDGE Capital Management’s Chief Compliance Officer at 704-334-6475.

Attachment II

WEDGE Capital Management L.L.P.
Third Party Privacy Agreement

While performing the services for which I (we) have been contracted, I (we) acknowledge and understand that I (we) may become privy to the nonpublic personal information of WEDGE Capital Management’s clients, partners and employees, and/or proprietary information of WEDGE Capital Management.  By signing below, I (we) agree to treat all information as confidential, I (we) will not disclose this information to third parties except as required by law or to carry out the purposes for which it was disclosed to me (us).

Service Provider

Name

Title

Signature

Date

WEDGE Capital Management L.L.P.
Code of Ethics: Political Contributions
Effective: March 14, 2011
Revised: March 2016

I.	Overview
This Policy is part of WEDGE’s Code of Ethics and is designed to regulate Political Contributions in accordance with Rule 206(4)-5 (the “Pay to Play Rule”) under the Investment Advisers Act of 1940 (the “Act”) as well as the Foreign Corrupt Practices Act of 1977 (the “FCPA”).

Associates of WEDGE should not attempt to influence a government official’s decision to award WEDGE an advisory contract by contributing to a U.S. Covered Official, Political Action Committee (PAC), political party, or Foreign Official.

II.	Individuals Covered by the Policy
All WEDGE Associates are required to comply with the pre-clearance and reporting portions of this Policy; however, only Covered Associates, as defined below, are required to comply with the Pay to Play Rule.

III.	Definitions
a)	Associate – Any partner or employee of WEDGE.

b)
Covered Associate – Any WEDGE general partner; all Management Committee members; any vice president in charge of a principal function; any Associate who performs a Policy making function; any Associate who Solicits business for WEDGE and any person who supervises, directly or indirectly, such Associate; any Political Action Committee controlled by WEDGE or by any of WEDGE’s Covered Associates.

c)	Covered Investment Pool – Any investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity.

d)
Covered Official – An incumbent, candidate or successful candidate for elective office of a U.S Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.

e)
De Minimis – Any aggregate Political Contributions of up to $350, per election, to an elected Covered Official or candidate for whom the individual is Entitled to Vote, and up to $150, per election, to an elected Covered Official or candidate for whom the individual is not Entitled to Vote.  De Minimis exceptions are available for Political Contributions by individual Associates only, not WEDGE.

f)	Entitled to Vote – An Associate is considered Entitled to Vote for an official if the Associate’s principal residence is in the locality in which the official seeks election.

g)
Foreign Official – Any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government, agency, or instrumentality.

h)
Government Entity – Any U.S. state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant directed plans such as 403(b), 457 and 529 plans.

i)
Political Action Committee (PAC) – Includes (but not necessarily limited to) those political committees generally referred to as PACs, such as separate segregated funds or non-connected committees within the meaning of the Federal Election Campaign Act, or any state or local law equivalent.

j)
Political Contribution – Gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state, local, or foreign office, including any payments for debts incurred in such an election.  It also includes transition or inaugural expenses incurred by a successful candidate for state, local, or foreign office.  A charitable donation made to an organization that qualifies for an exemption from federal taxation under the Internal Revenue Code, or its equivalent in a foreign jurisdiction, even at the request of an official of a Government Entity, would not be considered a Political Contribution for purposes of this Policy.  A Political Contribution would also not include volunteering or donation of time, provided WEDGE has not solicited the individual’s efforts and WEDGE’s resources, such as office space and telephones, are not used.

k)	Regulated Persons – Appropriately registered investment advisers, broker-dealers, and municipal advisors, provided that they are subject to restrictions at least as stringent as the Pay to Play Rule.

l)	Solicit – To communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser.

IV.	Pay to Play Rule

According to the Pay to Play Rule, it is unlawful for WEDGE or any of its Covered Associates to:

•
Receive compensation for providing advisory services to a Government Entity for a two year period after WEDGE makes a Political Contribution or any of its Covered Associates make a Political Contribution exceeding the De Minimis amounts (De Minimis amounts apply to individuals only, not WEDGE) to a public official of a Government Entity or a candidate for such office who is or will be in a position to influence the award of advisory business.

•	Pay third parties to Solicit Government Entities for advisory business unless such third parties are Regulated Persons.
•
Solicit or coordinate (i) contributions to a Covered Official of a Government Entity to which WEDGE is seeking to provide advisory services; or (ii) payments to a political party of a state or locality where WEDGE is providing or seeking to provide advisory services to a Government Entity.

•	Do anything indirectly, through a spouse, family member, or other, which if done directly, would result in a violation of the Pay to Play Rule.

The Pay to Play Rule also contains a look back provision for Political Contributions made by a person prior to becoming a Covered Associate.  The provision looks back two years if the Covered Associate Solicits business for WEDGE and six months if the Covered Associate does not Solicit business for WEDGE.
The Pay to Play Rule does not pre-empt any state or local laws.  In the event state or local laws are stricter than the Pay to Play Rule, they should be followed.

V.	Pre-clearance and Reporting
WEDGE prohibits all Political Contributions made with the intent to obtain or retain advisory business with Government Entities and other similar institutions, domestic or foreign. Associates are not allowed to do indirectly what is prohibited directly in this Policy. (I.e. Associates should not ask a third party to contribute to one of these entities on his or her behalf in order to influence the decision of a Covered Official or Foreign Official.)

Gifts and entertainment provided to Foreign Officials are separately addressed in the firm’s Gifts and Entertainment Policy and may be subject to other requirements, pursuant to the FCPA. Please reference that Policy or consult with the compliance department for further guidelines and restrictions when dealing with Foreign Officials.

a)
Pre-clearance of Political Contributions – All Political Contributions made by any WEDGE Associate to an incumbent, candidate or successful candidate for elective office of a U.S. Government Entity, PAC, political party, or Foreign Official must receive pre-clearance from the compliance department using the Political Contribution Pre-clearance Affirmation in Schwab Compliance Technologies (SCT).

b)
Restrictions on Political Contributions – Political Contributions greater than $350 to a Covered Official for whom the Associate is Entitled to Vote, or Political Contributions greater than $150 to a Covered Official for whom the Associate is not Entitled to Vote per election are not allowed.  Associates may contribute to a PAC or a political party in excess of the De Minimis amounts; however, for Political Contributions in excess of these limits, the burden of proof resides with the Associate to provide written certification from the organization that no more than the De Minimis amounts will go to a specific Covered Official. (Note: More restrictive state and local regulations may apply and will be considered as part of the pre-clearance process.)

c)
Quarterly Affirmation - All Associates must confirm in their quarterly affirmation that all Political Contributions have been reported and pre-cleared and that the Associate did not do indirectly what is prohibited directly by the Policy.  Associates will also be required to disclose whether they solicited or coordinated contributions to a Covered Official or payments to a political party during that quarter.

d)
New Associates - Upon commencement of employment, WEDGE must receive a list of all Political Contributions made by a new Associate dating back two years from their hire date.  The new Associate must attest that they have provided a complete list of all Political Contributions made during the applicable period.  WEDGE will also ask potential new associates about past political contributions at the time a formal offer is made.

VI.	Recordkeeping Requirements
In order to satisfy the recordkeeping requirements of the Pay to Play Rule, the following logs will be maintained:

a)
A log of all direct or indirect Political Contributions made by WEDGE or by any WEDGE Associates to an official of a Government Entity, or payments to a political party of a state or political subdivision thereof, or to a Political Action Committee for six years in accordance with the Record Retention Policy.

b)
A list of the names and business addresses of all Regulated Persons to whom WEDGE provides or agrees to provide payment, directly or indirectly, to Solicit a Government Entity on its behalf, but not prior to June 13, 2012.  WEDGE will not Solicit business from non-Regulated Persons.

c)	A list of all Covered Associates, including names, titles, and business and residence addresses.

d)	A log of all Government Entities to which WEDGE provides or has provided investment advisory services, in the past five years, but not prior to March 14, 2011.

e)
WEDGE will request a log, and periodic updates, from each sub-advised Covered Investment Pool of all Government Entities which are or were investors in the Covered Investment Pool to which WEDGE provides or has provided sub-advisory services, in the past five years, but not prior to September 13, 2011.

VII.	Violations
All Policy violations must be submitted to the chief compliance officer (CCO) immediately upon discovery.  Any technical violations with an inconsequential impact on WEDGE will be explained to the individual at fault with the goal of achieving strict adherence to this Policy.  Any matters of a more severe nature must be brought before the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation.  Note that termination of employment may be a recommended punishment if the violation is severe, or there is flagrant disregard for the Policy.

The Pay to Play Rule provides an exception that gives WEDGE the ability to cure an inadvertent Political Contribution to a Covered Official for which the Covered Associate was not Entitled to Vote.  The exception is available for Political Contributions that in the aggregate do not exceed $350 to any one Covered Official, per election.  The triggering Political Contribution must be discovered within four months of the date of the Political Contribution and returned within sixty days of the discovery.  This exception may only be used by WEDGE twice per twelve month period and once per Covered Associate, regardless of timeframe.

VIII.	Supervision & Review
Quarterly, all Associates will affirm that any Political Contributions made were properly pre-cleared and reported and that the Associate did not do indirectly what is prohibited directly by this Policy.  Associates will also affirm that they have not solicited or coordinated contributions to a Covered Official or payments to a political party during the quarter.  On an annual basis, all Associates will sign an affirmation that they have abided by the WEDGE Code of Ethics.  Periodically, a member of compliance will review the Political Contributions Approval Requests for compliance with the Policy and to identify and analyze patterned behaviors.  The compliance department will also inspect Political Contribution websites to determine if it appears Associates have properly reported their Political Contributions. Results of each review will be communicated to the Management Committee.

WEDGE Capital Management L.L.P.
Code of Ethics: Gifts and Entertainment
Effective Date: December 12, 2011
Revised: March 2016

IX.	Overview
This Policy is part of WEDGE’s Code of Ethics and is designed to define acceptable Gifts and Entertainment. This Policy also describes the anti-bribery provisions set forth by the Foreign Corrupt Practices Act of 1977 (the “FCPA”). Associates of WEDGE shall not receive or provide any Gift, Entertainment, special accommodation or other item or service that is excessive in value or frequency, or that would violate the FCPA, from or to any person or entity for purposes of influencing a business decision.

X.	Covered Associates
The policies and procedures presented herein apply to all WEDGE Associates.

XI.	Definitions
a)	Associate – Any partner or employee of WEDGE.

b)
Business Associate – All current and prospective clients and their representatives (e.g. consultants), service providers (e.g. research firms, brokers, etc.), company representatives and other entities or persons with whom a business relationship exists or could exist.

c)	Cash – Any cash or cash equivalents, including items which are readily convertible to cash such as gift cards, pre-loaded VISA cards, securities, etc.

d)
Entertainment - Any meal, social event, sporting event, or other occasion in which a representative of the entity providing the Entertainment is present.  If a representative of the entity providing the Entertainment is not present, the item will be considered a Gift.

Entertainment should be valued at the higher of cost or market value inclusive of transportation, lodging, and other associated costs.  Entertainment provided to multiple recipients should be calculated on a pro rata per recipient basis.  If the exact valuation of the Entertainment cannot be determined, proper judgment shall be applied to determine a value.  Entertainment shall not be excessive in value or frequency.

e)
Foreign Official – Any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government, agency, or instrumentality.

f)	Foreign Intermediary – Any person or organization cognizant that a payment, portion of a payment, or anything of value will be offered, given, or promised to a Foreign Official.

g)
Gifts – A Gift is considered any good, service, act, enjoyment of property or facilities for personal use, or other item provided or received voluntarily without payment in return.  Attending an event (charity, sporting, leisure, etc.) in which the person or representative of the firm providing or sponsoring the event does not attend is considered a Gift.

Gifts should be valued at the higher of cost or market value.  Gifts provided to multiple recipients should be calculated on a pro rata per recipient basis.  If the exact valuation of a Gift cannot be determined, proper judgment shall be used to determine the fair value.  Gifts shall not be excessive in value or frequency.

XII.	Cash
Under no circumstances should Cash be provided to or accepted from any Business Associate, Foreign Official, or Intermediary.  Associates are also prohibited from reselling Gifts or tickets to Entertainment events.

XIII.	Gifts

a)
Pre-Clearance of Gifts - Associates must obtain pre-clearance from the compliance department using the gifts and entertainment request disclosure in Schwab Compliance Technologies (SCT) prior to providing or immediately upon receiving a Gift that meets either of the following criteria:

1.	The value of the Gift is greater than or equal to $100, and the Gift is provided to any person or accepted from any person or entity with a business association to WEDGE.
2.	A Gift of any value is given to or received from a Foreign Official or Intermediary with a business association to WEDGE.

b)
Aggregation of Gifts - Gifts provided to any person or received from any person or entity with a business association to WEDGE shall not in the aggregate exceed $100 per calendar year without pre-clearance by the compliance department.  If a group (as opposed to an individual) receives a gift that is valued in excess of the $100 limit, it can be shared among those persons, provided no single person’s pro rata share of the gift exceeds the $100 limit.

c)
Promotional Items – Gifts provided or received with a negligible value (e.g., pens, hats, t-shirts, etc.) do not need to be considered toward the aggregate annual limit.  Nonetheless, the giving or receipt of such gifts should not be so frequent as to raise any question of impropriety.

XIV.	Entertainment

a)
Pre-Clearance of Entertainment - Associates must obtain pre-clearance from the compliance department using the gifts and entertainment request disclosure in SCT prior to providing or accepting Entertainment that meets either of the following criteria:

1.	The value of the Entertainment is greater than or equal to $500, and the Entertainment is provided to any person or accepted from any person or entity with a business association to WEDGE.
2.	Entertainment of any value is provided to or accepted from a Foreign Official or Intermediary with a business association to WEDGE.

b)
Aggregation of Entertainment - Entertainment provided to any person or received from any person or entity with a business association to WEDGE shall in the aggregate not exceed $500 over a calendar year without pre-clearance by the compliance department.

XV.	Other Considerations

a)
Taft-Hartley Representatives – The Vice President of Operations and Finance shall be responsible for maintaining appropriate records of all Gift and Entertainment expenses for Taft-Hartley clients, which are required by the Department of Labor to be reported annually on Form LM-10.

b)
FCPA - Pursuant to the anti-bribery provisions of the FCPA, it is unlawful for WEDGE or any of its Associates to pay, offer to pay, promise to pay, or authorize the payment of money or anything of value to a Foreign Official or Intermediary in order to:

1.	Influence the Foreign Official in his or her official capacity.

2.	Induce the Foreign Official to act in violation of his or her lawful duty.
3.	Secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

c)
Political Officials/Candidates – Gifts and political contributions provided to public officials or candidates are separately addressed in the firm’s Political Contributions Policy and may be subject to more stringent requirements.  Please reference that Policy or consult with the compliance department for further guidelines and restrictions when dealing with public officials and candidates.

d)
Spouses and Family Members – Gifts and Entertainment provided to spouses, other family members and friends of WEDGE Associates, and Business Associates, are covered by this policy.  The aggregate value of Gifts and/or Entertainment provided to spouses, family members or friends on behalf of an Associate, or Business Associate, shall be considered as though given to or received from the Associate for pre-clearance purposes and the pro rata value per recipient shall not apply.

e)	Solicitations – Under no circumstances shall an Associate solicit Gifts or Entertainment from a Business Associate or Foreign Official.

f)	Air Travel/Lodging – Associates may not accept air transportation or lodging from a Business Associate or Foreign Official without obtaining prior approval from the chief compliance officer (CCO).

XVI.	Violations
All policy violations must be submitted to the CCO immediately upon discovery.  Any technical violations with an inconsequential impact on WEDGE clients will be explained to the individual at fault with the goal of achieving strict adherence to this policy.  Any matters of a more severe nature must be brought before the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation.  Note that disgorgement of Gifts or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of Gifts or Entertainment.

WEDGE recognizes that in some instances the value of a Gift or Entertainment may not be known at the time it is received.  If the value is subsequently determined to exceed the threshold for pre-clearance, the Gift and Entertainment Approval Form must be completed and immediately submitted to the CCO.  This will not necessarily be considered a violation but may require remedial action to avoid a material conflict of interest.

XVII.	Supervision & Review
On an annual basis, all Associates will sign an attestation that they have read and agreed to abide by the WEDGE Code of Ethics.  Each quarter, as part of the Quarterly Affirmation, Associates will attest that they have complied with the Policy. Periodically, a member of compliance will review the Gift and Entertainment requests in Schwab Compliance Technologies (SCT) for compliance with the policy and to identify and analyze patterned behaviors.  Results of each review will be communicated to the Management Committee.